                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                      ----------------------------------

                                 SCHEDULE 13G

                                (RULE 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(b) AND (c) AND AMENDMENTS THERETO FILED
                             PURSUANT TO 13d-2(b)


                             (AMENDMENT NO. 3)(1)


                              VERTEL CORPORATION
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                 COMMON STOCK
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   592490710
--------------------------------------------------------------------------------
                                (CUSIP Number)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              / / Rule 13d-1(b)

              / / Rule 13d-1(c)

              /X/ Rule 13-1(d)




--------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 592490710                    13G                    Page 2 of 8 Pages
-------------------------------------------------------------------------------
 (1)  NAMES OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          SIERRA VENTURES V, A CALIFORNIA LIMITED PARTNERSHIP ("SIERRA IV")
            94-3222153
-------------------------------------------------------------------------------
 (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A
      GROUP*                                                   (a) / /  (b) /X/
-------------------------------------------------------------------------------
 (3)  SEC USE ONLY
-------------------------------------------------------------------------------
 (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          CALIFORNIA LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
  NUMBER OF                   (5)  SOLE VOTING POWER
    SHARES                                                                  -0-
 BENEFICIALLY                --------------------------------------------------
   OWNED BY                   (6)  SHARED VOTING POWER
     EACH                                                                   -0-
  REPORTING                  --------------------------------------------------
 PERSON WITH                  (7)  SOLE DISPOSITIVE POWER
                                                                            -0-
                             --------------------------------------------------
                              (8)  SHARED DISPOSITIVE POWER
                                                                            -0-
-------------------------------------------------------------------------------
 (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                      -0-
-------------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                              / /
-------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            -0-
-------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON*
                                                                             PN
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 592490710                    13G                    Page 3 of 8 Pages
-------------------------------------------------------------------------------
 (1)  NAMES OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          SV ASSOCIATES V, L.P., A CALIFORNIA LIMITED PARTNERSHIP
            ("SV ASSOCIATES")
             94-3222154
-------------------------------------------------------------------------------
 (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A
      GROUP*                                                   (a) / /  (b) /X/
-------------------------------------------------------------------------------
 (3)  SEC USE ONLY
-------------------------------------------------------------------------------
 (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          CALIFORNIA LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
  NUMBER OF                   (5)  SOLE VOTING POWER
    SHARES                                                                  -0-
 BENEFICIALLY                --------------------------------------------------
   OWNED BY                   (6)  SHARED VOTING POWER
     EACH                                                                   -0-
  REPORTING                  --------------------------------------------------
 PERSON WITH                  (7)  SOLE DISPOSITIVE POWER
                                                                            -0-
                             --------------------------------------------------
                              (8)  SHARED DISPOSITIVE POWER
                                                                            -0-
-------------------------------------------------------------------------------
 (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                      -0-
-------------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                              / /
-------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           -0-%
-------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON*
                                                                             PN
-------------------------------------------------------------------------------

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                                                              Page 4 of 8 Pages


    ITEM 1(a)      NAME OF ISSUER:

                   Vertel Corporation

    ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                   21300 Victory Blvd. #1200
                   Woodland Hills, CA 91367

     ITEM 2
     (a)-(c)       NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING:

                   This amended statement is being filed by SV Associates V, L.P., a California limited partnership ("SV Associates") whose principal business is 3000 Sand Hill Road, Building Four, Suite 210, Menlo Park, California 94025. SV Associates is general partner to Sierra Ventures V, L.P., a California limited partnership ("Sierra V"). The names, business addresses and citizenships of all of the general partners of SV Associates are set forth on Exhibit B hereto.

    ITEM 2(d)      TITLE OF CLASS OF SECURITIES:

                   Common Stock

    ITEM 2(e)      CUSIP NUMBER:

                   592490710

     ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                   Not applicable.

     ITEM 4.       OWNERSHIP.

                   Please see Item 5.

     ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                   This statement is being filed to report the fact that as of the date hereof, each reporting person has ceased to be the beneficial owner of more than five percent of the common stock of Vertel Corporation.

     ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                   PERSON.

                   Not applicable.  See Item 5.

     ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                   Not applicable.

     ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                   Not applicable.

     ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

                   Not applicable.

    ITEM 10.       CERTIFICATION.

                   Not applicable.

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                                                              Page 5 of 8 Pages


                                  SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.

         February 14, 2000


                                                SV ASSOCIATES V, L.P.


                                            By: /s/ Peter C. Wendell
                                                -------------------------------
                                                Peter C. Wendell
                                                General Partner


                                                SIERRA VENTURES V, A
                                                CALIFORNIA LIMITED
                                                PARTNERSHIP
                                                By SV Associates V, L.P., its
                                                General Partner


                                            By: /s/ Peter C. Wendell
                                                -------------------------------
                                                Peter C. Wendell
                                                General Partner

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                                                              Page 6 of 8 Pages


                                 EXHIBIT INDEX


                                                                                Found on
                                                                              Sequentially
       Exhibit                                                                Numbered Page
       -------                                                                -------------
      Exhibit A:    Agreement of Joint Filing                                       7

      Exhibit B:    List of General Partners of SV Associates V, L.P.               8


                                                              Page 7 of 8 Pages


                                   EXHIBIT A

                           AGREEMENT OF JOINT FILING


         The undersigned hereby agree that they are filing jointly, pursuant to Rule 13d-1 of the Act, the statement dated February 14, 2000, containing the information required by Schedule 13G, for the Shares of the Common Stock of Vertel Corporation held by Sierra Ventures V, a California limited partnership.

         February 14, 2000


                                                SV ASSOCIATES V, L.P.


                                            By: /s/ Peter C. Wendell
                                                -------------------------------
                                                Peter C. Wendell
                                                General Partner


                                                SIERRA VENTURES V., A
                                                CALIFORNIA LIMITED
                                                PARTNERSHIP
                                                By SV Associates V, L.P., its
                                                General Partner


                                            By: /s/ Peter C. Wendell
                                                -------------------------------
                                                Peter C. Wendell
                                                General Partner

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                                                              Page 8 of 8 Pages


                                   EXHIBIT B

                   GENERAL PARTNERS OF SV ASSOCIATES V, L.P.


     Set forth below, with respect to each general partners of SV Associates V, L.P. is the following: (a) name; (b) business address and (c) citizenship.

     1.    (a)    Peter C. Wendell

           (b)    c/o Sierra Ventures
                  3000 Sand Hill Road
                  Building Four, Suite 210
                  Menlo Park, CA 94025

           (c)    United States Citizen



     2.    (a)    Jeffrey M. Drazan

           (b)    c/o Sierra Ventures
                  3000 Sand Hill Road
                  Building Four, Suite 210
                  Menlo Park, CA 94025

           (c)    United States Citizen